Exhibit 99.1

ALLTEL DIVESTED MARKETS

COMBINED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2009 (SUCCESSOR) AND 2008 (PREDECESSOR II) AND FOR THE PERIODS JANUARY 9, 2009 TO DECEMBER 31, 2009 (SUCCESSOR), JANUARY 1, 2009 TO JANUARY 8, 2009 (PREDECESSOR II), THE YEAR ENDED DECEMBER 31, 2008 (PREDECESSOR II), THE PERIODS NOVEMBER 16, 2007 TO DECEMBER 31, 2007 (PREDECESSOR II) AND JANUARY 1, 2007 TO NOVEMBER 15, 2007 (PREDECESSOR I)

TOGETHER WITH REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

ALLTEL DIVESTED MARKETS

Table of Contents

Page

Reports of Independent Registered Public Accounting Firm	1-3

Combined Balance Sheets as of December 31, 2009 (Successor) and 2008 (Predecessor II)	4

Combined Statements of Operations for the periods January 9, 2009 to December 31, 2009 (Successor), January 1, 2009 to January 8, 2009 (Predecessor II), the year ended December 31, 2008 (Predecessor II), the periods November 16, 2007 to December 31, 2007 (Predecessor II) and January 1, 2007 to November 15, 2007 (Predecessor I)	5
Combined Statements of Equity for the periods January 9, 2009 to December 31, 2009 (Successor), January 1, 2009 to January 8, 2009 (Predecessor II), the year ended December 31, 2008 (Predecessor II), the periods November 16, 2007 to December 31, 2007 (Predecessor II) and January 1, 2007 to November 15, 2007 (Predecessor I)	6
Combined Statements of Cash Flows for the periods January 9, 2009 to December 31, 2009 (Successor), January 1, 2009 to January 8, 2009 (Predecessor II), the year ended December 31, 2008 (Predecessor II), the periods November 16, 2007 to December 31, 2007 (Predecessor II) and January 1, 2007 to November 15, 2007 (Predecessor I)	7

Notes to Combined Financial Statements	8-37

i

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Cellco Partnership, doing business as Verizon Wireless Capital LLC:

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, equity and cash flows present fairly, in all material respects, the financial position of the Alltel Divested Markets, a combination of certain assets and liabilities of Alltel Corporation (“the Markets”) at December 31, 2009 and the results of their operations and their cash flows for the period from January 9, 2009 to December 31, 2009 (the Successor period), in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of Cellco Partnership’s (“the Company”) management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As disclosed in Note 2, the Markets adopted the new accounting standard relating to noncontrolling interests on January 1, 2009.

As disclosed in Note 14, the Markets, the Company and its subsidiaries, engage in extensive intercompany transactions, and the Markets rely on the Company for a significant portion of its administrative support, for which it is allocated costs on a basis that management believes is appropriate under the circumstances.  The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Markets been an entity operated independently of the Company.

As discussed in Note 15, on April 26, 2010, Verizon Wireless completed the sale of the Markets to Atlantic Tele-Network, Inc.

May 7, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Cellco Partnership, doing business as Verizon Wireless Capital LLC:

In our opinion, the accompanying combined balance sheet and the related combined statements of operations, equity and cash flows present fairly, in all material respects, the financial position of the Alltel Divested Markets, a combination of certain assets and liabilities of Alltel Corporation (“the Markets”)  at December 31, 2008 and the results of their operations and their cash flows for the period from January 1, 2009 to January 8, 2009, the year ended December 31, 2008 and for the period from November 16, 2007 to December 31, 2007 (the Predecessor II period), in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of Alltel Corporation’s (“the Company”) management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As disclosed in Note 2, the Markets adopted the new accounting standard relating to noncontrolling interests on January 1, 2009.

As disclosed in Note 14, the Markets, the Company and its subsidiaries, engage in extensive intercompany transactions, and the Markets rely on the Company for a significant portion of its administrative support, for which it is allocated costs on a basis that management believes is appropriate under the circumstances.  The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Markets been an entity operated independently of the Company.

May 7, 2010

Report of Independent Registered Public Accounting Firm

To the Board of Directors of Cellco Partnership, doing business as Verizon Wireless Capital LLC:

In our opinion, the accompanying combined statements of operations, equity and cash flows of the Alltel Divested Markets, a combination of certain assets and liabilities of Alltel Corporation (“the Markets”) present fairly, in all material respects, the results of their operations and their cash flows for the period from January 1, 2007 to November 15, 2007 (the Predecessor I period), in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of Alltel Corporation’s (“the Company”) management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

As disclosed in Note 2, the Markets adopted the new accounting standard relating to noncontrolling interests on January 1, 2009.

As disclosed in Note 14, the Markets, the Company and its subsidiaries, engage in extensive intercompany transactions, and the Markets rely on the Company for a significant portion of its administrative support, for which it is allocated costs on a basis that management believes is appropriate under the circumstances.  The amounts recorded for these transactions and allocations are not necessarily representative of the amounts that would have been reflected in the financial statements had the Markets been an entity operated independently of the Company.

May 7, 2010

ALLTEL DIVESTED MARKETS

COMBINED BALANCE SHEETS

(In thousands)

	Successor	Predecessor II
	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash	$52	$39
Receivables, net of allowance of $6,354 and $4,061, respectively (Note 5)	35,736	30,329
Unbilled revenues	391	1,327
Inventories	6,285	4,188
Prepaid expenses and other current assets	5,811	2,751
Total current assets	48,275	38,634

Property, plant and equipment, net (Note 6)	159,797	260,758
Goodwill (Note 7)	—	690,629
Wireless licenses (Note 7)	26,478	26,478
Customer lists, net (Note 7)	11,953	113,278
Investment in unconsolidated partnership	22,603	23,121
Deferred income taxes (Note 11)	39,045	—
Deferred charges and other assets	4,762	1,827
Total assets	$312,913	$1,154,725

Liabilities
Current liabilities:
Accounts payable and accrued liabilities (Note 9)	$20,961	$17,367
Customer deposits and advance billings	14,679	14,187
Total current liabilities	35,640	31,554

Deferred income taxes (Note 11)	—	36,407
Other non-current liabilities	22,402	8,501
Total liabilities	$58,042	$76,462

Commitments and contingencies (Notes 12 and 13)

Equity
Net parent investment (Note 2)	$220,167	$1,072,266
Noncontrolling interest	34,704	5,997
Total equity	$254,871	$1,078,263

Total liabilities and equity	$312,913	$1,154,725

The accompanying notes are an integral part of these financial statements

ALLTEL DIVESTED MARKETS

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	Successor	Predecessor II			Predecessor I
	January 9 - December 31, 2009	January 1- January 8, 2009	Year ended December 31, 2008	November 16 - December 31, 2007	January 1 - November 15, 2007
Operating Revenue
Service revenues	$443,145	$9,649	$422,519	$47,739	$323,198
Affiliate revenues (Note 14)	161,431	2,257	84,915	9,179	54,623
Equipment and other	52,741	1,230	57,508	5,636	45,818
Total operating revenue	657,317	13,136	564,942	62,554	423,639

Operating Costs and Expenses
Cost of service (excludes depreciation and amortization as presented below)	94,149	2,330	103,694	12,718	85,209
Affiliate service costs (Note 14)	151,124	2,485	93,573	9,823	56,326
Cost of equipment	86,301	1,656	73,634	8,352	53,665
Selling, general, and administrative	198,464	3,689	169,875	21,052	135,204
Depreciation and amortization (Notes 6 and 7)	31,848	1,989	99,753	12,558	62,106
Integration expenses, restructuring and other charges (Note 10)	15,901	9,835	2,176	267	34,548
Total operating costs and expenses	577,787	21,984	542,705	64,770	427,058

Operating Income (Loss)	79,530	(8,848)	22,237	(2,216)	(3,419)

Other Income (Expenses)
Interest (expense) income from affiliate	—	(58)	8,680	2,253	16,781
Equity earnings in unconsolidated partnership	6,107	146	3,958	340	1,994
Income (Loss) before income taxes	85,637	(8,760)	34,875	377	15,356
Income tax expense (benefit) (Note 11)	32,700	(3,364)	12,678	63	11,966
Net Income (Loss)	$52,937	$(5,396)	$22,197	$314	$3,390

Net Income attributable to noncontrolling interest	$3,522	$74	$2,814	$218	$2,188
Net Income (Loss) attributable to the Parent	49,415	(5,470)	19,383	96	1,202
Net Income (Loss)	$52,937	$(5,396)	$22,197	$314	$3,390

The accompanying notes are an integral part of these financial statements

ALLTEL DIVESTED MARKETS

COMBINED STATEMENTS OF EQUITY

(In thousands)

	Net parent investment	Noncontrolling interest	Total equity
Predecessor I
Balance at December 31, 2006	$628,953	$6,298	$635,251
Net income	1,202	2,188	3,390
Distributions to noncontrolling interest	—	(2,190)	(2,190)
Net transfers from Parent	6,244	—	6,244
Balance at November 15, 2007	$636,399	$6,296	$642,695

Predecessor II
Balance at November 16, 2007 (Note 4)	$1,133,463	$6,296	$1,139,759
Net income	96	218	314
Distributions to noncontrolling interest	—	(480)	(480)
Net transfers to Parent	(22,558)	—	(22,558)
Balance at December 31, 2007	1,111,001	6,034	1,117,035
Net income	19,383	2,814	22,197
Distributions to noncontrolling interest	—	(2,851)	(2,851)
Net transfers to Parent	(58,118)	—	(58,118)
Balance at December 31, 2008	1,072,266	5,997	1,078,263
Net (loss) income	(5,470)	74	(5,396)
Distributions to noncontrolling interest	—	—	—
Net transfers from Parent	6,950	—	6,950
Balance at January 8, 2009	$1,073,746	$6,071	$1,079,817

Successor
Balance at January 9, 2009 (Note 3)	$219,524	$33,378	$252,902
Net income	49,415	3,522	52,937
Distributions to noncontrolling interest	—	(2,196)	(2,196)
Net transfers to Parent	(48,772)	—	(48,772)
Balance at December 31, 2009	$220,167	$34,704	$254,871

The accompanying notes are an integral part of these financial statements

ALLTEL DIVESTED MARKETS

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	Successor	Predecessor II			Predecessor I
	January 9 - December 31, 2009	January 1 - January 8, 2009	Year ended December 31, 2008	November 16 - December 31, 2007	January 1 - November 15, 2007
Cash flows from operating activities:
Net income (loss)	$52,937	$(5,396)	$22,197	$314	$3,390
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (Notes 6 and 7)	31,848	1,989	99,753	12,558	62,106
Equity earnings in unconsolidated partnership	(6,107)	(146)	(3,958)	(340)	(1,994)
Provision for uncollectible receivables	14,416	234	9,001	1,851	10,545
Changes in deferred income taxes	19,119	(18)	(10,936)	(937)	(1,990)
Other, net	(2,590)	9	(301)	(221)	427
Changes in assets and liabilities:
Receivables and unbilled revenues	(20,432)	(983)	(9,529)	8,727	(24,605)
Inventories	(1,700)	(397)	(1,244)	559	406
Prepaid expenses and other current assets	(3,348)	—	(21)	447	(443)
Deferred charges and other assets	651	15	(1,212)	(2)	(254)
Accounts payable and accrued liabilities	4,314	(1,051)	655	1,483	(7,495)
Customer deposits and advance billings	814	(34)	2,673	3,936	1,756
Other non-current liabilities	(597)	20	1,061	1,150	(913)
Net cash provided by (used in) operating activities	89,325	(5,758)	108,139	29,525	40,936
Cash flows from investing activities:
Capital expenditures	(44,097)	(1,190)	(50,490)	(6,734)	(44,628)
Distributions received from partnership investment	7,062	—	4,105	247	2,050
Net cash used in investing activities	(37,035)	(1,190)	(46,385)	(6,487)	(42,578)
Cash flows from financing activities:
Distributions to noncontrolling interest	(2,196)	—	(2,851)	(480)	(2,190)
Net (payments to) proceeds from parent	(50,083)	6,950	(58,907)	(22,558)	3,834
Net cash (used in) provided by financing activities	(52,279)	6,950	(61,758)	(23,038)	1,644
Net increase (decrease) in cash	11	2	(4)	—	2
Cash at beginning of period	41	39	43	43	41
Cash at end of period	$52	$41	$39	$43	$43
Supplemental disclosures of cash flow information
Non-cash activities
Net transfers of property, plant and equipment with affiliates (Note 14)	$1,311	$—	$789	$—	$2,410
Acquisition of Alltel (Note 4)	—	—	—	1,133,463	—
Acquisition of the Markets by VZW (Note 3)	219,524	—	—	—	—

The accompanying notes are an integral part of these financial statements

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION

Description of Business

The accompanying combined financial statements present, on an historical cost basis, the combined assets, liabilities, revenues and expenses related to 26 cellular market areas operating in the states of Georgia, Idaho, Illinois, North Carolina, Ohio, and South Carolina (collectively “the Markets”) owned by Cellco Partnership, a joint venture of Verizon Communications Inc. and Vodafone Group Plc doing business as Verizon Wireless (“the Successor” or “VZW”).  The Markets were previously owned by Alltel Corporation (“the Predecessor” or “Alltel”), prior to Alltel’s acquisition by VZW (“Acquisition”) on January 9, 2009, upon which Alltel became a wholly-owned subsidiary of VZW.  Pursuant to an order by the Antitrust Department of the United States Department of Justice (“DOJ”) and as a condition of the Acquisition, VZW is required to divest the Markets to avoid anti-competitive practices within specific cellular properties and markets.  As required by the DOJ order, on January 9, 2009, the Markets were transferred to a court-appointed management trustee and held in trust, (collectively referred to henceforth as “the Trust”).  The Trust provides management oversight and other fiduciary services to the Markets in the ordinary course of business and will continue to operate the Markets until they are sold.  As further discussed in Note 15, on June 9, 2009, VZW entered into a definitive agreement to sell the Markets to Atlantic Tele-Network Inc. (“ATN”) for $200 million in cash.  The sale transaction was completed on April 26, 2010.

The Markets do not operate as a separate standalone legal entity and are comprised of certain wholly-owned subsidiaries, majority-owned partnerships and other component operations of VZW and Alltel.  The Markets provide wireless voice and data communications services through code division multiple access (“CDMA”) technology to approximately 0.8 million customers as of December 31, 2009.  The Markets also offer their services to customers of other wireless carriers utilizing both CDMA and global system for mobile communications (“GSM”) technologies.  The Markets are comprised of a number of metropolitan service areas (“MSAs”) and rural service areas (“RSAs”), which represent licensed geographic areas, as defined by the Federal Communications Commission (“FCC”).

VZW accounted for the acquisition of Alltel as a business combination under the acquisition method.  VZW completed the appraisals necessary to assess the fair values of the Markets’ tangible and intangible assets acquired, liabilities assumed and noncontrolling interests as of the acquisition date.  Pursuant to rules established by the Securities and Exchange Commission (“SEC”), VZW’s post-acquisition basis in the Markets has been pushed-down to establish a new accounting basis for the Markets.  As a result, VZW recorded purchase accounting adjustments to establish the fair value of the identifiable intangible and tangible assets, assumed liabilities, deferred taxes and noncontrolling interests of the Markets, as further illustrated in Note 3, “Acquisition of Alltel by VZW.”

Prior to its acquisition by VZW, Alltel had been acquired on November 16, 2007 by Atlantis Holdings LLC, a Delaware limited liability company (“Atlantis Holdings”) and an affiliate of private investment funds TPG Partners V, L.P. and GS Capital Partners VI Fund, L.P.  The acquisition was completed through the merger of Atlantis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Atlantis Holdings, with and into Alltel (the “Merger”), with Alltel surviving the Merger as a privately-held, majority-owned subsidiary of Atlantis Holdings.  Although Alltel continued as the same legal entity after the Merger, Atlantis Holdings’ cost of acquiring Alltel was pushed-down to establish a new accounting basis for Alltel and the Markets, respectively.

Alltel accounted for the Merger as a purchase business combination.  Under the purchase method of accounting, the purchase price has been allocated to the underlying tangible and intangible assets acquired

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.  In connection with the purchase price allocation, Alltel recorded purchase accounting adjustments to increase the carrying value of property, plant and equipment and investments in unconsolidated partnerships, to establish intangible assets for wireless licenses, trademarks and trade-names, customer list, non-compete agreement and favorable roaming agreement and to revalue long-term debt and benefit plan obligations.  As a result of the above Merger, certain purchase accounting adjustments were allocated to the Markets’ tangible and intangible net assets, as further illustrated in Note 4, “Acquisition of Alltel by Two Private Investment Firms.”

As a result of the Acquisition and Merger discussed above, the accompanying combined financial statements are presented for three periods to show the financial results of the Markets for the period after the Acquisition (Successor), the period after the Merger and before the Acquisition (Predecessor II) and the period prior to the Merger (Predecessor I).  These periods relate to the accounting periods preceding and succeeding the push-down of VZW’s and Atlantis Holdings’ basis, respectively.  The Predecessor and Successor periods have been separated by two vertical lines on the face of the combined financial statements to highlight the fact that the financial information has been prepared under different historical cost bases of accounting.  The accounting policies followed by the Markets in the preparation of its combined financial statements for the Successor period are materially consistent with those of the Predecessor periods.

For periods prior to January 9, 2009, Alltel’s relationship with the Markets was that of the Parent, as the Markets operated as a part of Alltel’s consolidated wireless business.  As a result of the Acquisition, VZW became the Parent of the Markets effective January 9, 2009, and subsequent to that date, the Markets operated as a part of VZW, under the oversight of the Trust.  Accordingly, references to the “Parent” included in the notes to combined financial statements refer to VZW for periods subsequent to January 8, 2009 (Successor) and Alltel for all periods prior to January 9, 2009 (Predecessor I and II).

As a result of the establishment of the Trust, certain discrete financial information for the Markets is available for reporting periods beginning on January 1, 2009 to January 8, 2009 and January 9, 2009 to December 31, 2009.  Accordingly, for periods ending on or before December 31, 2008, financial information for the Markets was derived by combining financial information of standalone operating entities for which discrete financial information was available (“non-embedded markets”) with portions of operating entities for which discrete financial information was not available (“embedded markets”).  Financial information was not available for these embedded markets because the Predecessor did not record transactions at a market level, but rather at an operating entity level, and an operating entity may be comprised of more than one contiguous market.  The non-embedded markets consist of one or more contiguous markets that are combined into an operating entity that is being fully divested. For the embedded markets, the Predecessor was not able to specifically identify certain transactions to the market being divested because only a portion of the operating entity is being divested.  For these markets, certain assets, liabilities, revenues, and expenses were allocated using an appropriate allocation factor/metric, primarily based on the divested portion of the embedded markets’ customers in relation to the total customers for the operating entity.  These allocation methodologies are discussed further in Note 2, “Significant Accounting Policies.”

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Basis of Presentation

These combined financial statements have been derived from the financial statements and accounting records of the Parent using the historical results of operations and historical cost basis of the assets and liabilities of the Markets.  The combined financial statements of the Markets reflect the assets, liabilities, revenues and expenses directly attributed to the Markets, as well as allocations deemed necessary by management, to fairly present the financial position, results of operations and cash flows of the Markets, as discussed further below.

The Parent performs cash management activities for the Markets on a centralized basis and processes accounts payable, payroll and other activity on behalf of the Markets.  These amounts have been accounted for through the Net parent investment account, because it is not practicable to specifically identify the portion of cash and accounts payable related to the Markets (see Note 14 for further description).  Intercompany receivables and payables between the Markets and other Predecessor and Successor affiliates have been accounted for through the Net parent investment account in the combined financial statements. The Parent did not push down long-term debt to the Markets’ combined financial statements because it is not specifically identifiable to the Markets.

The combined statements of operations report revenues and costs attributable to the Markets including allocations of certain equipment revenues and related costs and allocations of costs for Parent-provided support services and Parent corporate costs.  These revenues and costs are reflected in the combined financial statements using various allocation methodologies discussed further in Notes 2 and 14 and include providing certain legal, finance, human resource and other administrative services, including various corporate wide employee benefit programs.  The allocations and estimates contained in the combined financial statements are based on assumptions that management believes are reasonable under the circumstances.

The combined financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Markets in the future or if the Markets had been a separate, standalone entity during the periods presented.

2. SIGNIFICANT ACCOUNTING POLICIES

Principles of Combination

The accompanying combined financial statements include the accounts of the Markets’ wholly-owned subsidiaries, the partnerships in which the Markets exercise control, and one unconsolidated partnership which the Markets account for using the equity method.  These combined financial statements are presented on the basis of accounting principles generally accepted in the United States of America (“GAAP”).  The combined financial statements include the combined assets, liabilities, revenues and expenses related to the Markets.  All significant intercompany accounts and transactions among and between the Markets have been eliminated in the preparation of the accompanying combined financial statements.  All transactions with the Parent and its affiliates included in the accompanying combined financial statements have been treated as related party transactions.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Estimates are used for, but not limited to, the accounting for: allowances for uncollectible accounts receivable, unbilled revenue, fair values of financial instruments, useful lives of depreciable and amortizable assets, accrued expenses, asset impairments, allocation of the purchase price in business combinations, allocation of shared revenues and expenses, income taxes, contingencies, and allocation of certain assets, liabilities, revenues and expenses related to embedded markets.  Estimates and assumptions are periodically reviewed by management and the effects of any material revisions are reflected in the accompanying combined financial statements in the period that they are determined to be necessary.

Fair Value Measurements

In accordance with the accounting standard regarding fair value measurements, fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.  This accounting standard also establishes a three-tier hierarchy for inputs used in measuring fair value, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities

Level 2 - Observable inputs other than quoted prices in active markets for identical assets and liabilities

Level 3 - No observable pricing inputs in the market

Financial assets and financial liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements.  The Markets’ assessment of the significance of a particular input to the fair value measurements requires significant judgment, and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Cash

The Markets have small cash accounts to support operations outside the normal cash management and treasury functions and have no other cash or cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consist principally of trade receivables from customers, are generally unsecured, due within 30 days and do not bear interest.  The Markets maintain allowances for uncollectible accounts receivable for estimated losses resulting from the inability of customers to make required payments.  In establishing the allowance for doubtful accounts, the Markets consider a number of factors including historical collection experience, aging of the accounts receivable balances, current economic conditions, and a specific customer’s ability to meet its financial obligations to the Markets.  When internal collection efforts on accounts have been exhausted, the accounts are written off by reducing the allowance for doubtful accounts.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

For embedded markets, accounts receivable are not specifically identified.  Receivables were allocated to the embedded markets based on the divested portion of the embedded markets’ customers in relation to the total customers for the operating entity.  The related allowance was allocated to the embedded markets using the same customer percentage.

Investment in Unconsolidated Partnership

The investment in unconsolidated partnership is accounted for using the equity method.  The investment balance includes the related excess of the purchase price paid over the underlying net book value of the wireless partnership.  In connection with the Acquisition and the Merger, the Markets recorded a write-up in the carrying value of this investment to fair value.  Accordingly, the carrying value of excess cost included in the investment balance was $17.2 million and $16.9 million at December 31, 2009 and December 31, 2008, respectively.  The investment in unconsolidated partnership is periodically reviewed for impairment.  If the carrying value of the investment exceeds its fair value and the decline in value is determined to be other-than-temporary, an impairment loss would be recognized for the difference.  The carrying value of the investment in unconsolidated partnership approximated fair value at December 31, 2009 and 2008.

Inventories

Inventories consist of handsets and accessories held for sale.  Inventories are carried at the lower of cost or market.  Cost is determined using the specific identification method.  Market is determined by using the replacement cost.

Property, Plant and Equipment

Property, plant and equipment primarily represents costs incurred to construct and expand capacity and network coverage on mobile telephone switching offices and cell sites and are stated at original cost.  The costs of additions, replacements and substantial improvements that extend the life of the property, plant and equipment are capitalized, while the costs of maintenance and repairs are expensed as incurred.  Assets under construction primarily represent the costs incurred for the construction of cell sites and mobile telephone switching offices, and include allocations of capitalized interest, direct labor and related overhead costs incurred by the Parent on behalf of the Markets.  Transfers of property, plant and equipment with affiliates are recorded at net book value on the date of transfer.  Plant retirements are recorded at net book value plus salvage value, if any, with the corresponding gain or loss reflected in operating results.  In connection with the Acquisition, the Markets recorded a write-down of $117.7 million in the carrying value of their property, plant and equipment to reflect VZW’s post-acquisition basis in these assets.  In connection with the Merger, the Markets recorded a write-up of $24.7 million in the carrying value of their property, plant and equipment to fair value.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, which are as follows:

Years
Buildings	8-35
Wireless plant equipment	3-15
Furniture, fixtures and equipment	5
Leasehold improvements	5

The Parent, on behalf of the Markets, periodically evaluates the useful lives of property, plant and equipment, and, when appropriate, changes are made on a prospective basis.

Valuation of Assets

Long-lived assets, including property, plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  The impairment loss, if determined to be necessary, would be measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Goodwill and Other Intangible Assets

Goodwill represents the excess of cost over the fair value of net identifiable tangible and intangible assets acquired through various business combinations.  The accounting standard relating to useful life of intangible assets requires goodwill to be assigned to an entity’s reporting units and tested for impairment annually using a consistent measurement date.  During the Successor period, as a result of the Acquisition and subsequent push-down of VZW’s basis in the Markets, no goodwill was recorded in the combined financial statements of the Markets.  Conversely, during the Predecessor II period, goodwill was assigned to the Markets based on a five-part equally weighted metric, which consisted of customers, property plant and equipment, cellular licenses, revenue, and earnings before income tax, depreciation and amortization, integration expenses, restructuring and other charges.

The Markets’ operations consist of a single reporting unit, wireless communications services.  The impairment test for goodwill requires a two-step approach, which is performed at a reporting unit level.  Step one of the test identifies potential impairments by comparing the fair value of a reporting unit to its carrying amount.  Step two, which is only performed if the fair value of a reporting unit is less than its carrying value, calculates the impairment loss as the difference between the carrying amount of the reporting unit’s goodwill and the implied fair value of that goodwill.  For the Predecessor II period, the Markets’ measurement date for performing the annual impairment review of goodwill was December 31st of each year.  The Markets completed step one of the annual impairment reviews of goodwill and determined that no write-downs in the carrying value of goodwill was required as of December 31, 2008 and 2007.

Identifiable intangible assets include both cellular and Personal Communications Services (“PCS”) licenses, (collectively the “wireless licenses”), issued by the FCC.  For both the Predecessor II and Successor periods, the Parent’s cost basis of the licenses was assigned based on the divested market’s proportionate size using the respective population of customers and MegaHertz capacity as metrics. The Markets determined that the wireless licenses in both the Predecessor II and Successor periods met the indefinite life criteria outlined in the accounting standard relating to useful life of intangible assets,

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

because the Markets expect both the renewal by the granting authorities and the cash flows generated from these intangible assets to continue indefinitely.  In addition, the Markets have determined that there are currently no legal, regulatory, contractual, competitive, economic, or other factors that would limit the useful life of the wireless licenses.  In accordance with the accounting standard relating to useful life of intangible assets, goodwill and the wireless licenses are not amortized.  Similar to goodwill, the accounting standard relating to useful life of intangible assets requires intangible assets with indefinite lives to be tested for impairment on an annual basis, by comparing the fair value of the assets to their carrying amounts.  The Markets’ measurement date for performing the annual impairment review of wireless licenses is December 31st of each year.  Upon completing the annual impairment reviews of the wireless licenses, the Markets determined that no write-down in the carrying value of these assets was required as of December 31, 2009, 2008 and 2007.  The Markets used a market approach to complete the annual impairment reviews of the wireless licenses.  In applying this approach, the Markets estimate fair value of the wireless licenses using market data from recent transactions involving wireless spectrum.  These inputs are considered Level 2 inputs under the fair value hierarchy, because they are based on data observable in the marketplace.

For the Successor and Predecessor II periods, other intangible assets included customer lists representing the value of the Markets’ customers.  In both the Successor and Predecessor II periods, customer lists were amortized using the sum-of-the-years digits method over their estimated useful life of 8 years.

In the Predecessor I period, substantially all of Alltel’s customer lists, which represented the value of customers of acquired businesses only, were amortized using the sum-of-the-years digits method over their estimated useful lives, which were 5 to 8 years.  The remaining customer lists were amortized on a straight-line basis over their estimated useful lives, which were 3 to 5 years.  Customer lists were allocated to the Markets based on the Markets’ number of customers as a proportion of total customers acquired.

Asset Retirement Obligations

Certain of the Markets’ cell site and switch site operating lease agreements contain clauses requiring restoration of the leased site at the end of the lease term.  Similarly, certain of the Markets’ lease agreements for retail locations require restoration of the leased site upon expiration of the lease term.  Accordingly, the Markets are subject to asset retirement obligations associated with assets constructed on these leased facilities under the provisions of the accounting standard relating to accounting for asset retirement obligations.  The Markets record at fair value the liability associated with asset retirement obligations in the period in which it is incurred, and capitalize this cost by increasing the carrying value of the related long-lived asset.  The liability is then accreted to its present value each period, and the capitalized cost is depreciated over the estimated useful life of the related asset.  Upon settlement of the liability, the Markets will either settle the obligation for its recorded amount or recognize a gain or loss.  The asset retirement obligations are not material to the Markets.

Financial Instruments

The Markets’ financial instruments, which consist of trade receivables (net of allowance for doubtful accounts) and trade accounts payable, are short-term in nature.  Accordingly, management has estimated that the carrying amount of these financial instruments approximates fair value.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Mandatorily Redeemable Financial Instruments

At December 31, 2009 and 2008, two of the Markets’ consolidated non-wholly owned partnerships have finite lives specified in their partnership agreements, and accordingly, are legally required to be dissolved and terminated at a specified future date with the proceeds distributed to the partners.  Under the provisions of the accounting standard relating to accounting for certain financial instruments with characteristics of both liabilities and equity, the noncontrolling interests associated with these partnerships are considered mandatorily redeemable financial instruments, which should continue to be reported at carrying value in the Markets’ combined financial statements.  Entities are required to disclose the estimated settlement value of the noncontrolling interests at each balance sheet date.  The estimated settlement value and carrying value of the noncontrolling interests associated with the Markets’ finite-lived partnerships were as follows at December 31:

	Successor		Predecessor II
	2009		2008
	Settlement	Carrying	Settlement	Carrying
In Thousands	Value	Amount	Value	Amount
Noncontrolling interest – finite-lived partnerships	$21,431	$24,145	$23,621	$3,528

Concentrations

To the extent the Markets’ customer accounts receivable become delinquent, collection activities commence.  No single customer is large enough to present a significant financial risk to the Markets.  The Markets maintain an allowance for doubtful accounts based on the expected collectibility of customer accounts receivable.

The Markets rely on local and long-distance telephone companies, some of whom are related parties (see Note 14), and other companies to provide certain communications services.  Although management believes alternative telecommunications facilities could be found in a timely manner, any disruption of these services could potentially have a material adverse affect on the Markets’ operating results.

Although the Markets maintain multiple vendors for each required product, network assets, which are important components of their operations, are currently acquired from only a few sources.  If the suppliers are unable to provide network equipment on a timely basis, the Markets may be unable to provide services to their customers in a competitive manner or continue to maintain and upgrade their networks.  Any such disruption could result in increased costs, a decrease in operating efficiencies and a potential loss of customers, which could have a material adverse affect on the Markets’ operating results.

Net Parent Investment

The Markets’ equity on the combined balance sheets represents the Parent’s net investment in the Markets and is presented as “Net parent investment” in lieu of stockholders’ equity.  Changes in Net parent investment include net cash transfers and other property transfers to and from the Parent and the Markets. The Parent performs cash management and other treasury-related functions on a centralized basis for nearly all of its operating entities, which includes the Markets.  Amounts not specifically identifiable to the Markets are reflected in the Net parent investment account and include:

•                  Intercompany receivables and payables between the Markets and other Parent affiliates that were settled on a current basis.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

•                  Accrued liabilities related to corporate allocations including administrative expenses for legal, accounting, treasury, information technology, human resources and other services.

•                  Other assets, liabilities, revenues and expenses recorded by the Parent which have been pushed down to the Markets as such amounts related to the Markets’ operations, including purchase accounting adjustments and expenses related to the Acquisition and the Merger.

All intercompany transactions effected through the Markets’ Net parent investment in the accompanying combined balance sheets have been considered cash receipts and payments for purposes of the combined statements of cash flows and are reflected in financing activities in the accompanying combined statements of cash flows.

Earnings per share data has not been presented in the accompanying combined financial statements because the Markets do not operate as a separate legal entity with their own capital structure.

For the Predecessor I and II periods, the Markets earned interest on receivables from the Parent and were charged interest on payables to the Parent based on current market interest rates.  VZW does not record interest on intercompany receivables and payables between its affiliates and the Markets.  Accordingly, no intercompany interest is reflected in the combined financial statements subsequent to January 8, 2009.  During the period January 9, 2009 to December 31, 2009, the average net intercompany receivable balance was $24.4 million.

Revenue Recognition

Service revenues are primarily derived from providing access to and usage of the Markets’ networks and facilities.  Access revenues from postpaid customers are generally billed one month in advance and are recognized over the period that the corresponding service is rendered to customers.  Revenues derived from usage of the Markets’ networks, including airtime, roaming and long-distance revenues, are recognized when the services are provided and are included in unbilled revenues until billed to the customer.  Prepaid airtime sold to customers is recorded as deferred revenue prior to the commencement of services and is recognized when the airtime is used or expires.  The Markets offer enhanced services including caller identification, call waiting, call forwarding, three-way calling, voice mail, and text and picture messaging, as well as downloadable wireless data applications, including ringtones, music, games, and other informational content.  Generally, these enhanced features generate additional service revenues through monthly subscription fees or increased usage through utilization of the features.  Other optional services, such as mobile-to-mobile calling, roadside assistance, and equipment protection plans may also be provided for a monthly fee and are either sold separately or bundled and included in packaged rate plans.  Revenues from enhanced features and optional services are recognized when earned.  Access and usage-based services are billed throughout the month based on the bill cycle assigned to a particular customer.  As a result of billing cycle cut-off times, management must estimate service revenues earned but not yet billed at the end of each reporting period.  Service revenues, excluding wholesale revenues, for the embedded markets are allocated based on the divested portion of the embedded markets’ customers in relation to the total customers for the operating entity.  Such allocation was necessary because customer specific billing information is either not readily available or would be cost prohibitive to accumulate by customer for each of the embedded markets.

Wholesale revenues are those revenues generated from providing voice or data services to the customers of other wireless carriers.  Wholesale revenues are specifically identifiable at a market level, and therefore, no allocation was required.  Other revenues, including Universal Service Fund support, were allocated to the Markets based on several allocation methods dependent on the type of revenue (number of customers, phone location, equipment sales per location, and GSM percentages).

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Sales and use and state excise taxes collected from customers that are remitted to governmental authorities are reported on a net basis and excluded from revenues and sales.

Operating Expenses

Operating expenses include costs of services and equipment, selling, general and administrative expenses and depreciation and amortization expenses.  These costs are either incurred directly by the Markets, or allocated to the Markets as a result of the costs being incurred by the Parent or its affiliates on behalf of the Markets.  Operating expenses for the embedded markets, if not specifically identified, were allocated primarily based on the divested portion of the embedded markets’ customers in relation to the total customers for the operating entity.  Employees of the Parent and its affiliates perform services on behalf of the Markets.  As these employees are not directly employed by the Markets, operating expenses include direct and allocable charges of salary and other salary-related costs for these services.  See Note 14 for additional discussion of allocated costs and related party transactions.

Shipping and handling costs for wireless handsets and accessories sold to third-party agents and other distributors are classified as cost of products sold.  Business taxes and bad debt expense are classified as selling, general and administrative expenses within the combined statements of operations.

Advertising

The Parent and the Markets incur advertising costs to attract and retain customers through a broad array of programs.  Advertising costs are expensed as incurred when the advertising is exhibited or aired.  Advertising expenses incurred by the Parent were primarily allocated to the Markets based on the Markets’ number of potential customers, or POPs.  Advertising expenses were $14.6 million for the period January 9, 2009 to December 31, 2009; $0.3 million for the period January 1, 2009 to January 8, 2009; $13.4 million for the year ended December 31, 2008; $1.9 million for the period November 16, 2007 to December 31, 2007; and $11.3 million for the period January 1, 2007 to November 15, 2007.

Operating Leases

The Markets lease office space, cellular towers and real estate under operating leases.  Certain of the Markets’ operating lease agreements for cell sites and for office and retail locations include scheduled rent escalations during the initial lease term and/or during succeeding optional renewal periods.  The Parent accounts for these operating leases in accordance with the accounting standard relating to accounting for leases and accounting for operating leases with scheduled rent increases.  Accordingly, the scheduled increases in rent expense are recognized on a straight-line basis over the lease term and those renewal periods that are reasonably assured.  For those embedded markets for which an allocation was necessary, the allocation was based on the divested number of cell sites as a percentage of total operating entities’ cell sites.

Income Taxes

The Parent and their domestic subsidiaries, including the Markets, file a consolidated federal income tax return.  As such, the Markets are not separate taxable entities for federal and state income tax purposes.  In addition, the Markets do not have a tax sharing arrangement with the Parent.  Income taxes as presented herein attribute current and deferred income taxes of the Parent to the Markets in a manner that is systematic, rational and consistent with the asset and liability method prescribed by the accounting standard relating to accounting for income taxes.  Accordingly, the Markets’ income tax provisions are

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

prepared under the “separate return method.”  The separate return method represents a hypothetical computation assuming that the reported revenue and expenses of the Markets were incurred by a separate taxable entity.  Accordingly, the sum of the income tax amounts attributed to the Markets may not equal the historical consolidated provision.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of the existing assets and liabilities, and their respective income tax bases.  The Markets establish a valuation allowance when it is more likely than not that all or a portion of a deferred tax asset will not be realized.  As discussed in Note 11, the Markets adopted the accounting standard relating to accounting for uncertainty in income taxes as of January 1, 2007.  This standard requires the Markets’ tax positions to be evaluated under a more-likely-than-not recognition threshold and measurement analysis before they can be recognized for financial statement reporting.  The adoption of the accounting standard relating to accounting for uncertainty in income taxes did not have a material impact on the Markets’ combined financial statements.

Segments

The Markets conduct their wireless voice and data communications business as a single operating segment.

Recently Issued Accounting Pronouncements

On January 1, 2009, the Markets adopted the accounting standard relating to business combinations, including assets acquired and liabilities assumed arising from contingencies.  This standard requires the use of the acquisition method of accounting, defines the acquirer, establishes the acquisition date and applies to all transactions and other events in which one entity obtains control over one or more other businesses.  This standard also requires entities to expense certain transaction costs and related fees associated with business combinations that were previously capitalized.  In addition, with the adoption of this standard, changes to valuation allowances for acquired deferred income tax assets and adjustments to unrecognized tax benefits acquired generally are to be recognized as adjustments to income tax expense rather than goodwill.

On January 1, 2009, the Markets adopted the new accounting standard relating to noncontrolling interests, which establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the retained interest and gain or loss when a subsidiary is deconsolidated.  As required by this standard, the Markets have classified the noncontrolling interest, which was previously referred to as minority interest, as equity in the combined balance sheets and have separately presented net income attributable to the noncontrolling interest within the combined statements of operations for all periods presented.

The adoption of the following accounting standards and updates during 2009 did not result in a significant impact to the Markets’ combined financial statements.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

On January 1, 2009, the Markets adopted the accounting standard regarding the determination of the useful life of intangible assets that removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions, and replaces it with a requirement that an entity consider its own historical experience in renewing similar arrangements, or a consideration of market participant assumptions in the absence of historical experience.  This standard also requires entities to disclose information that enables users of financial statements to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangements.

On July 1, 2009, the Markets prospectively adopted the accounting standard regarding the general standards of accounting for, and disclosure of, events that occur after the balance sheet date but before the financial statements are issued.

In September 2009, the accounting standard regarding multiple deliverable arrangements was updated to require the use of the relative selling price method when allocating revenue in these types of arrangements.  This method allows a vendor to use its best estimate of selling price if neither vendor specific objective evidence nor third party evidence of selling price exists when evaluating multiple deliverable arrangements.  This standard update must be adopted no later than January 1, 2011 and may be adopted prospectively for revenue arrangements entered into or materially modified after the date of adoption or retrospectively for all revenue arrangements for all periods presented.  The Markets are currently evaluating the impact this standard update will have on their combined financial statements.

In September 2009, the accounting standard regarding arrangements that include software elements was updated to require tangible products that contain software and non-software elements that work together to deliver the products essential functionality to be evaluated under the accounting standard regarding multiple deliverable arrangements.  This standard update must be adopted no later than January 1, 2011 and may be adopted prospectively for revenue arrangements entered into or materially modified after the date of adoption or retrospectively for all revenue arrangements for all periods presented.  Early adoption is permitted only at the beginning of the company’s fiscal year.  The Markets are currently evaluating the impact this standard update will have on their combined financial statements.

3. ACQUISITION OF ALLTEL BY VZW (SUCCESSOR)

As previously discussed in Note 1, on January 9, 2009, Alltel was acquired by VZW, pursuant to the terms of a merger agreement dated June 5, 2008.  Under the terms of the merger agreement, VZW acquired the equity of Alltel for approximately $5.9 billion in cash and assumed Alltel’s outstanding long-term debt.  VZW acquired from third parties $5.0 billion aggregate principal amount of debt obligations of a subsidiary of Alltel for approximately $4.8 billion, plus accrued and unpaid interest.  Upon completion of the Acquisition, Alltel became a wholly-owned subsidiary of VZW.

VZW accounted for the Acquisition as a business combination under the acquisition method.  The fair values of the assets acquired and liabilities assumed were determined using the income, cost and market approaches.  The fair value measurements were primarily based on significant inputs that are not observable in the market.  The income approach was primarily used to value the customer lists intangible asset.  The income approach indicates value for a subject asset based on the present value of cash flow projected to be generated by the asset.  Projected cash flows are discounted at a required market rate of return that reflects the relative risk of achieving the cash flows and the time value of money.  The cost approach, which estimates value by determining the current cost of replacing an asset with another of equivalent economic utility, was determined as appropriate for property, plant and equipment.  The cost

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

to replace a given asset reflects the estimated reproduction or replacement cost for the asset, less an allowance for loss in value due to depreciation.  The market approach, which indicates value for a subject asset based on available market pricing for comparable assets, was utilized for valuing wireless licenses, certain acquired investments and the noncontrolling interest.  In determining fair value of the noncontrolling interest, the market approach indicates value based on financial multiples available for similar entities in the wireless industry and adjustments for the lack of control or lack of marketability that market participants would consider in estimating fair value.

As a result of the Acquisition and subsequent push-down of VZW’s basis in the Markets, adjustments to establish the new accounting basis have been recorded to the Markets’ tangible and intangible assets.  At the date of acquisition, the weighted average period prior to the renewal of the wireless licenses was approximately 3.5 years.  The change in the net assets of the Markets resulting from the Acquisition has been classified as a non-cash transaction, and accordingly, has been excluded from the combined statements of cash flows for the Successor period January 9, 2009 to December 31, 2009.

The following table summarizes the opening combined balance sheet of the Markets, reflecting the push-down of VZW’s basis in the Markets at the date of the Acquisition:

In Thousands

Assets acquired:
Cash	$41
Receivables, including unbilled revenues	30,111
Inventories	4,585
Prepaid expenses and other current assets	2,463
Property, plant and equipment	142,904
Wireless licenses	26,478
Customer lists	15,271
Investment in unconsolidated partnership	23,558
Deferred income taxes	58,164
Deferred charges and other assets	5,413
Total assets acquired	$308,988

Liabilities assumed:
Accounts payable and accrued liabilities	$(16,647)
Customer deposits and advance billings	(13,865)
Other non-current liabilities	(25,574)
Total liabilities assumed	$(56,086)

Net assets acquired	$252,902

Noncontrolling interest	$(33,378)

Net parent investment	$219,524

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

4. ACQUISITION OF ALLTEL BY TWO PRIVATE INVESTMENT FIRMS

As previously discussed in Note 1, on November 16, 2007, Alltel was acquired by Atlantis Holdings.  The acquisition was completed through the merger of Atlantis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Atlantis Holdings, with and into Alltel, with Alltel surviving the Merger as a privately-held, majority-owned subsidiary of Atlantis Holdings.  Although Alltel continued as the same legal entity after the Merger, Atlantis Holdings’ cost of acquiring Alltel has been pushed-down to establish a new accounting basis for Alltel.

Alltel accounted for the Merger as a purchase in accordance with the accounting standard relating to business combinations.  Under the purchase method of accounting, the purchase price was allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair values, with any excess purchase price allocated to goodwill.  In connection with the purchase price allocation, Alltel recorded purchase accounting adjustments to increase the carrying value of its property, plant and equipment and investments in unconsolidated wireless partnerships to establish intangible assets for its wireless licenses, trademarks and trade-names, customer list, non-compete agreement and favorable roaming agreement and to revalue its long-term debt and benefit plan obligations. As a result of the Merger, adjustments to establish the new accounting basis have been allocated to the Markets’ tangible and intangible assets.  The change in the net assets of the Markets resulting from the Merger has been classified as a non-cash transaction, and accordingly, has been excluded from the combined statements of cash flows for the Predecessor II period November 16, 2007 to December 31, 2007.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

The following table summarizes the opening combined balance sheet of the Markets, including the application of purchase accounting adjustments, to record the acquisition of assets and liabilities at fair value at the date of the Merger:

In Thousands

Assets:
Cash	$43
Receivables, including unbilled revenues	41,706
Inventories	3,503
Prepaid expenses and other current assets	3,177
Property, plant and equipment	278,004
Goodwill	690,629
Wireless licenses	26,478
Customer lists	150,560
Investment in unconsolidated partnership	23,175
Deferred charges and other assets	613
Total assets	$1,217,888

Liabilities:
Accounts payable and accrued liabilities	$(15,229)
Customer deposits and advance billings	(7,578)
Deferred income taxes	(48,280)
Other non-current liabilities	(7,042)
Total liabilities	$(78,129)

Net assets acquired	$1,139,759

Noncontrolling interest	$(6,296)

Net parent investment	$1,133,463

5. ACCOUNTS RECEIVABLE

Accounts receivable consist of the following as of December 31:

	Successor	Predecessor II
In Thousands	2009	2008
Customer accounts receivable	$39,149	$30,831
Wholesale roaming receivable	2,507	3,377
Other receivables	434	182
Less: Allowance for doubtful accounts	(6,354)	(4,061)
Receivables, net of allowance	$35,736	$30,329

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

6. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following as of December 31:

	Successor	Predecessor II
In Thousands	2009	2008
Land and improvements	$11,522	$17,775
Buildings	14,085	43,895
Wireless plant equipment	131,815	237,581
Furniture, fixtures and equipment	6,007	8,983
Leasehold improvements	10,580	9,619
Under construction	12,032	11,876
Total property, plant and equipment	186,041	329,729
Less: accumulated depreciation	(26,244)	(68,971)
Property, plant and equipment, net	$159,797	$260,758

Depreciation expense amounted to $28.5 million for the period January 9, 2009 to December 31, 2009; $1.3 million for the period January 1, 2009 to January 8, 2009; $66.7 million for the year ended December 31, 2008; $8.4 million for the period November 16, 2007 to December 31, 2007; and $54.6 million for the period January 1, 2007 to November 15, 2007.

7. GOODWILL AND OTHER INTANGIBLES

Goodwill

As a result of the Acquisition and subsequent push-down of VZW’s basis to the Markets, no goodwill was recorded in the combined financial statements of the Markets during the Successor period.

As a result of the Merger and push-down of Atlantis Holdings’ cost basis to the Markets, goodwill of $690.6 million was allocated to the Markets.  There were no changes in the carrying amount of goodwill during the period January 1, 2009 to January 8, 2009 and during the year ended December 31, 2008.  Accordingly, the carrying value of goodwill remained $690.6 million at January 8, 2009 and December 31, 2008.

Other Intangible Assets

Carrying value of the Markets’ indefinite-lived intangible assets (other than goodwill) was as follows as of December 31:

	Successor	Predecessor II
In Thousands	2009	2008
Wireless licenses	$26,478	$26,478

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Intangible assets subject to amortization consist of customer lists.  The carrying value was as follows as of December 31:

	Successor	Predecessor II
In Thousands	2009	2008
Gross cost	$15,271	$150,560
Less accumulated amortization	(3,318)	(37,282)
Net carrying value	$11,953	$113,278

Amortization expense was $3.3 million for the period January 9, 2009 to December 31, 2009; $0.7 million for the period January 1, 2009 to January 8, 2009; $33.1 million for the year ended December 31, 2008; $4.2 million for the period November 16, 2007 to December 31, 2007; and $7.5 million for the period January 1, 2007 to November 15, 2007.  Amortization expense is estimated to be $3.0 million in 2010, $2.5 million in 2011, $2.1 million in 2012, $1.7 million in 2013 and $1.3 million in 2014.

8. INVESTMENT IN UNCONSOLIDATED PARTNERSHIP

The Markets’ investment in unconsolidated partnership consists of 33.33% ownership interest in a Georgia general partnership, which provides wireless communications services in eastern Georgia.  Summarized financial information for this partnership was as follows as of and for the years ended December 31:

In Thousands	2009	2008	2007
Revenues and sales	$58,284	$43,445	$34,553
Costs and expenses	40,169	31,648	27,609
Operating income	$18,115	$11,797	$6,944
Net income	$18,759	$11,874	$7,004

In Thousands	2009	2008
Current assets	$7,075	$6,674
Non-current assets	11,852	14,083
Total assets	$18,927	$20,757

Current liabilities	$2,542	$1,936
Non-current liabilities	280	288
Partners’ capital	16,105	18,533
Total liabilities and partners’ capital	$18,927	$20,757

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities consist of the following at December 31:

	Successor	Predecessor II
In Thousands	2009	2008
Trade accounts payable	$3,572	$3,432
Wholesale roaming payable	1,427	2,414
Accrued compensation and related taxes	4,381	3,523
Accrued taxes other than income	5,298	5,274
Accrued liabilities	6,283	2,724
Accounts payable and accrued liabilities	$20,961	$17,367

10. INTEGRATION EXPENSES, RESTRUCTURING AND OTHER CHARGES

Successor period costs allocated to the Markets

During the period January 9, 2009 to December 31, 2009, VZW incurred $180.2 million of incremental costs relating to the Acquisition that were allocable to the Markets.  Included in these costs were investment banking and legal fees of $79.2 million; employee severance and outplacement costs of $87.5 million; contract termination fees of $6.0 million; external accounting and auditing fees of $6.4 million incurred in connection with these combined financial statements, and other miscellaneous charges of $1.1 million.  Of the total costs incurred by VZW during the period January 9, 2009 to December 31, 2009, the Markets were allocated $15.9 million of these costs.  Except for the external accounting and auditing fees which were fully allocated to the Markets, the remaining costs were allocated to the Markets based on the proportion of the Markets’ customers as a percentage of the total customers acquired by VZW in the Acquisition.

Predecessor II period costs allocated to the Markets

During the period January 1, 2009 to January 8, 2009, Alltel incurred $186.4 million of incremental costs associated with its pending acquisition by VZW that were allocable to the Markets.  These costs principally consisted of $135.3 million in additional compensation-related costs, primarily related to change-in-control payments to certain executives, bonus payments and related payroll taxes; stock-based compensation expense of $40.1 million related to the settlement of employee stock option awards; and professional and legal fees of $11.0 million.  Of the total costs incurred by Alltel during the period January 1, 2009 to January 8, 2009, the Markets were allocated $9.8 million of these costs.

During 2008, Alltel incurred $12.9 million of incremental expenses related to its participation in the 700 MHz spectrum auction conducted by the FCC that was completed on March 18, 2008.  Alltel did not obtain any licenses in the 700 MHz spectrum auction.  The auction-related expenses primarily consisted of consulting fees and estimated bid withdrawal payments to be remitted to the FCC as a result of Alltel withdrawing certain bids made during the course of its participation in the auction.  In connection with the Merger, Alltel incurred $8.9 million of incremental costs, primarily consisting of $4.0 million in employee retention bonuses, legal and accounting fees of $2.4 million and a settlement charge of $2.0 million resulting from the payout of supplemental medical benefits to certain executives.  Alltel also recorded severance and employee benefit costs of $2.1 million related to various planned workforce reductions.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

In connection with its pending acquisition by VZW, Alltel incurred $20.5 million of incremental costs during 2008, principally consisting of $14.9 million in supplemental bonuses earned by certain employees in readying Alltel’s financial and operational support systems to accommodate the divestiture requirements of the Acquisition.  The VZW acquisition-related costs also included financial advisory, legal and regulatory filing fees of $3.9 million.

The Markets were allocated $2.2 million of the total integration expenses, restructuring and other charges of $44.4 million incurred by Alltel during the year ended December 31, 2008, as discussed above.

During the period November 16, 2007 to December 31, 2007, Alltel incurred $5.2 million of incremental expenses related to the Merger, which included insurance premiums of $4.2 million to obtain retroactive coverage for departing directors and officers for events that occurred prior to the Merger and $1.0 million in employee retention bonuses.  Of the total costs incurred by Alltel, the Markets were allocated $0.3 million for the period November 16, 2007 to December 31, 2007.

Predecessor I period costs allocated to the Markets

During the period January 1, 2007 to November 15, 2007, Alltel incurred $12.0 million of integration expenses related to its 2006 acquisitions of Midwest Wireless Holdings and properties in Illinois, Texas and Virginia consisting of $6.6 million in computer system conversion and other integration costs and $5.4 million in branding and signage costs.  The system conversion and other integration expenses primarily consisted of internal payroll, contracted services and other programming costs incurred in converting the acquired properties to Alltel’s customer billing and operational support systems, a process that Alltel completed during the fourth quarter of 2007.  In connection with the closing of two call centers, Alltel also recorded severance and employee benefit costs of $4.5 million and lease termination fees of $2.6 million.

In connection with the Merger, Alltel incurred $647.9 million of incremental costs, which included financial advisory, legal, accounting, regulatory filing, and other fees of $177.6 million, stock-based compensation expense of $63.8 million related to the accelerated vesting of employee stock option and restricted stock awards, a curtailment charge of $118.6 million resulting from the termination and payout of the supplemental executive retirement plan, and additional compensation-related costs of $287.9 million primarily related to change-in-control payments to certain executives, bonus payments and related payroll taxes.  Included in the amounts listed above are consulting fees of $75.6 million paid to affiliates of the two private investment firms and attorneys’ fees and expenses incurred in connection with the settlement of certain shareholder lawsuits.

Of the total integration expenses, restructuring and other charges of $667.0 million incurred by Alltel during the period January 1, 2007 to November 15, 2007 as discussed above, the Markets were allocated $34.5 million of these costs.

Integration, restructuring and other charges for both the Predecessor I and II periods were allocated to the operating entities comprised of non-embedded markets based on a four part formula consisting of potential customers, revenues, net property, plant and equipment, and number of customers.  For the embedded markets, allocated charges were based on the pro-rata number of customers after the charges were first allocated to their respective operating entity.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

11. INCOME TAXES

As previously discussed in Note 2, “Significant Accounting Policies”, the income tax provision included in the Markets’ financial statements is accounted for as if the Markets were a separate entity and standalone filer in their respective tax jurisdictions.  Furthermore, the Markets’ income tax amounts have been calculated assuming the Markets will continue as a going concern and do not reflect the impact of the sale of the Markets to ATN as discussed in Note 15.  Finally, the combined financial statements do not reflect any amounts due to the Parent for income tax related matters as it is assumed that all such amounts due the Parent have been settled on December 31st of each year.

Income Tax Provision

The following table summarizes income tax expense (benefit):

	Successor	Predecessor II			Predecessor I
	January 9 – December 31, 2009	January 1 – January 8, 2009	Year ended December 31, 2008	November 16 – December 31, 2007	January 1 – November 15, 2007

Current:
Federal	$14,356	$(2,809)	$20,201	$1,137	$9,737
State	2,601	(512)	3,671	208	1,768
Total	16,957	(3,321)	23,872	1,345	11,505

Deferred:
Federal	13,311	(36)	(9,468)	(1,084)	384
State	2,432	(7)	(1,726)	(198)	77
Total	15,743	(43)	(11,194)	(1,282)	461

Income tax expense (benefit)	$32,700	$(3,364)	$12,678	$63	$11,966

Federal and state deferred tax expense for the Successor period of 2009 increased compared to the Predecessor II period of 2008 due to bonus tax depreciation taken on fixed assets placed in service subsequent to January 9, 2009, as well as the reductions in property, plant and equipment and amortizable intangible assets resulting from the push-down of VZW’s post-acquisition basis in the Markets, as further discussed in Note 3.  Current and deferred income taxes for the Predecessor II period of 2008 reflect timing differences between the amounts recorded in the financial statements and reported for income tax purposes primarily related to depreciation and amortization expense.  The timing differences include the effects of purchase accounting adjustments allocated to the Markets’ tangible and intangible assets, as further discussed in Note 4.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Effective and Statutory Rate Reconciliation

The following table summarizes a reconciliation of the U.S. statutory federal income tax rate to the Markets’ effective tax rate, as a percentage of income (loss) before income taxes:

	Successor	Predecessor II			Predecessor I
In Thousands	January 9 — December 31, 2009	January 1 — January 8, 2009	Year ended December 31, 2008	November 16 — December 31, 2007	January 1 — November 15, 2007

Statutory federal income tax rates	35.0%	35.0%	35.0%	35.0%	35.0%
Increase:
State income taxes, net of federal benefit	3.7	3.8	3.7	1.6	7.3
Adjustment to income tax liabilities including contingency reserves	0.6	—	0.1	—	4.9
Non-deductible costs associated with acquisitions	0.3	(0.7)	0.4	—	35.6
Noncontrolling interest	(1.4)	0.3	(2.8)	(20.3)	(5.0)
Other	—	—	—	0.4	0.1
Effective income tax rates	38.2%	38.4%	36.4%	16.7%	77.9%

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Deferred Income Taxes

The following table summarizes the deferred income tax assets and liabilities, at December 31:

	Successor	Predecessor II
In Thousands	2009	2008
Deferred income tax assets:
Goodwill	$47,469	$48,738
Wireless licenses	1,712	3,315
Customer lists	1,598	—
Allowance for doubtful accounts	2,271	1,383
Partnership investments	7,869	—
Integration expenses, restructuring and other charges	2,226	—
Other	2,459	326
Total deferred income tax assets	$65,604	$53,762

Deferred income tax liabilities:
Customer lists	$—	$31,926
Property, plant and equipment	17,066	32,127
Partnership investments	—	16,545
Deferred tower rental income	4,596	8,074
Total deferred income tax liabilities	$21,662	$88,672
Net deferred income tax asset/(liability)	$43,942	$(34,910)
Non-current deferred income tax asset/(liability)	$39,045	$(36,407)
Current deferred income tax assets (included in Prepaid expenses and other current assets)	4,897	1,497
Net deferred income tax asset/(liability)	$43,942	$(34,910)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  These items are stated at the enacted tax rates that are expected to be in effect when taxes are actually paid or recovered.  In addition, as discussed in Note 14, certain corporate allocations were pushed-down to the carve-out financial statements, without corresponding assets / liabilities.  In such cases, the related deferred tax liability (or deferred tax asset, if applicable) is deemed to remain with the Parent and is not recorded by the Markets.  As a result of the push-down of VZW’s post-acquisition basis in the Markets, deferred tax liabilities associated with customer lists and partnership investments as of December 31, 2008 became deferred tax assets in 2009.  No valuation allowances have been recorded with respect to the deferred tax assets as the Markets believe that it is more likely than not that the Markets’ deferred tax assets will be realized.

Uncertain Tax Positions

As previously discussed in Note 2, “Significant Accounting Policies,” effective January 1, 2007, Alltel adopted the accounting standard relating to the accounting for uncertainty in income taxes.  This standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return.

Upon audit, taxing authorities may challenge all or part of an uncertain income tax position.  While the Markets have no history of tax audits on a standalone basis, the Parent is routinely audited by federal and

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

state taxing authorities.  Accordingly, the Parent and the Markets regularly assess the outcome of potential examinations in each of the taxing jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded.  The reserves are adjusted, from time to time, based upon changing facts and circumstances, such as the progress of a tax audit.  The effective income tax rate reflects changes to the tax contingency reserves that the Markets consider appropriate, as well as related interest charges.  However, audit outcomes and the timing of audit settlements and future events that would impact the Markets’ unrecognized tax benefits and the range of anticipated increases or decreases in unrecognized tax benefits are subject to significant uncertainty.

The Markets’ most significant tax jurisdiction is the U.S. federal tax jurisdiction.  The audits related to Alltel’s federal income tax returns for the 2004 and 2005 tax years were settled with the IRS in February 2008.  As of December 31, 2009, the audits and/or statutes of limitations applicable to Alltel’s federal income tax returns for the tax years 2006 through 2009 remained open.  The open tax years applicable to Alltel’s state income tax jurisdictions range from 2002 to 2009.  VZW’s federal and state income tax returns for 2009 also remain open as of December 31, 2009.

The following is a reconciliation of the beginning and ending amount of the Markets’ gross unrecognized tax benefits:

In Thousands
Predecessor I
Balance at January 1, 2007	$67
Additions based on tax positions related to the current year	1,493
Reductions for settlements and payments	(67)
Balance at November 15, 2007	$1,493

Predecessor II
Balance at November 16, 2007 and December 31, 2007	$1,493
Additions based on tax positions related to prior years	55
Balance at December 31, 2008 and January 8, 2009	$1,548

Successor
Balance at January 9, 2009	$1,533
Additions based on tax positions related to the current year	484
Reductions related to tax positions of prior years	(13)
Balance at December 31, 2009	$2,004

Approximately $1.3 million of the unrecognized tax benefits at December 31, 2009 would, if recognized, affect the Markets’ effective rate in future periods.  As of December 31, 2009, the Markets believed that it was reasonably possible that approximately $1.5 million of gross unrecognized tax benefits for uncertain tax positions, related to deductibility issues, would reverse in the following twelve months. In connection with the uncertain tax positions, interest charges on potential assessments and any penalties assessed by taxing authorities are classified as income tax expense within the Markets’ statement of operations.  The Markets have accrued $0.1 million for interest related to its gross unrecognized tax benefits as of December 31, 2009.  No amounts were accrued for the payment of penalties during 2009 or 2008.  The liability for unrecognized tax benefits is recorded in “Other non-current liabilities” in the accompanying combined balance sheets.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

12. COMMITMENTS

In 2000, Alltel signed a definitive agreement with American Tower Corporation (“American Tower”) to lease to American Tower certain of Alltel’s cell site towers, including 190 towers owned by the Markets, in exchange for cash paid in advance.  Under terms of the fifteen-year lease agreement, American Tower assumed responsibility to manage, maintain and remarket the remaining space on the towers, while the Markets maintained ownership of the cell site facilities.  The Markets are obligated to pay American Tower a monthly fee for management and maintenance services for the duration of the agreement amounting to $1,200 per tower per month, subject to escalation not to exceed five percent annually.  American Tower has the option to purchase the towers for additional consideration totaling $42,844 per tower in cash or, at Alltel’s election, 769 shares of American Tower Class A common stock per tower at the end of the lease term.  Proceeds from this leasing transaction were recorded by the Markets as deferred rental income and had been recognized as service revenues on a straight-line basis over the fifteen-year lease term.  As of the closing date of the Merger, the Markets eliminated the remaining deferred rental income and the corresponding amount of deferred leasing costs in accordance with the accounting standard relating to accounting in a business combination for deferred revenue of an acquiree, because the Markets had no legal performance obligations associated with these deferred balances.  For income tax purposes, the deferred rental income and related deferred leasing costs continue to be amortized over the remaining lease term.  Because Atlantis Holdings had assumed an obligation to continue to grant American Tower the right to use the towers for the duration of the lease agreement, without receiving any future cash inflows, the Markets recorded an unfavorable contract obligation of $5.6 million as of November 16, 2007.  In connection with the Acquisition and VZW’s assumption of this obligation, the Markets recorded a write-up of $10.6 million in order to adjust the carrying value of the American Tower liability to reflect the push-down of VZW’s assigned fair value.  The unamortized portion of the unfavorable American Tower contract obligation, which is being amortized over the remaining lease term, was as follows at December 31:

	Successor	Predecessor II
In Thousands	2009	2008
Contract obligation — current (included in accounts payable and accrued liabilities)	$2,396	$670
Contract obligation — long-term (included in other non-current liabilities)	10,832	4,271
Total	$13,228	$4,941

In addition, the Markets entered into operating leases for facilities and equipment used in its operations.  Future minimum payments required under operating leases for real estate, office space, tower space, and network capacity that have non-cancelable lease terms as of December 31, 2009 are as follows (in thousands):

2010	$12,740
2011	10,710
2012	8,910
2013	6,007
2014	3,519
Thereafter	14,339
$56,225

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

These leases permit renewals at various intervals with provisions for increased rentals at each renewal.  In connection with the Acquisition, the Markets recorded an unfavorable contract obligation of $8.6 million related to network operating lease agreements, which is being amortized as an adjustment to rental expense over the weighted average remaining lease term.  As of December 31, 2009, the unamortized balance was $7.1 million and is included in “Other non-current liabilities” in the accompanying combined balance sheet.  Rental expense for operating leases was $14.1 million for the period January 9, 2009 to December 31, 2009; $0.3 million for the period January 1, 2009 to January 8, 2009; $12.8 million for the year ended December 31, 2008; $1.5 million for the period November 16, 2007 to December 31, 2007; and $10.4 million for the period January 1, 2007 to November 15, 2007.

13. CONTINGENCIES

VZW is subject to various pending lawsuits and other claims, including such matters as class actions and claims relating to product liability, patent infringement, intellectual property, antitrust, partnership disputes, and relations with resellers and agents.  VZW is also defending lawsuits filed against VZW and other participants in the wireless industry alleging adverse health effects as a result of wireless phone usage.  Various consumer class action lawsuits allege that VZW violated certain state consumer protection laws and other statutes and defrauded customers through misleading billing practices or statements.  Certain of these lawsuits and other claims may impact the Markets.  These litigation matters may involve indemnification obligations by third parties and/or insurance coverage covering all or part of any potential damage awards against VZW.  All of the above matters are subject to many uncertainties, and outcomes are not predictable with assurance.  Consequently, VZW cannot determine the ultimate outcome of the lawsuits at this time.

The Markets are not a separate legal entity.  As such, it has not been party to any legal proceedings.  However, any adverse effect from the various legal actions and claims against VZW could have an impact on the financial condition or results of operations of the Markets.  Therefore, the Markets may be allocated a portion of any damages that may result upon the adjudication of these matters if the claimants prevail in their actions.  Consequently, the ultimate liability to the Markets with respect to these legal matters cannot be determined as of December 31, 2009.  The potential effects, if any, on the combined financial statements of the Markets will be recorded in the period in which the outcome for these matters becomes probable and estimable, and such effects, could be material.

In addition to the aforementioned matters, VZW is party to various legal proceedings in the ordinary course of business.  Although the ultimate resolution of these various proceedings cannot be determined at this time, VZW’s management does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the combined financial statements of the Markets.

On August 7, 2009, Bulloch Cellular, Inc.; Pineland Cellular, Inc.; Planters Rural Cellular, Inc.; and Plant Cellular RSA 8, Inc. (collectively, the “Plaintiffs”) filed a lawsuit against Alltel Communications, LLC (“ACLLC”), related to each of the partner’s right-of-first-refusal (“ROFR”) to purchase its pro rata share of Alltel’s 33.33% interest in the Georgia RSA 8 Partnership, which comprises the sole unconsolidated partnership investment pertaining to the Markets.  In their lawsuit, the Plaintiffs alleged, among other things, that pursuant to the terms of the partnership agreement, their ROFR allowed them to purchase not only Alltel’s interest in the Georgia RSA 8 Partnership but also VZW’s interest in several other Georgia properties that are being sold to ATN.  On March 26, 2010, the Plaintiffs and ACLLC entered into an agreement to settle the ongoing litigation and all disputes and issues related to VZW’s sale of the Markets to ATN.  Pursuant to the terms of the settlement agreement and in consideration of the Plaintiffs’ waiver of their rights under the ROFR with respect to the proposed sale of the Georgia RSA 8 Partnership

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

interest to ATN, ACLLC has agreed to make a total lump sum payment of $4.3 million to the Plaintiffs, with each plaintiff receiving one-fourth of the total amount.  The cash payment to the Plaintiffs is contingent upon the closing of the sale of the Markets to ATN, and accordingly, no provision for the payment has been recorded in the accompanying combined financial statements as of December 31, 2009.

Upon completion of the sale of the Markets, Atlantic Wireless Communications Corporation (“AWCC”), a subsidiary of ATN, will assume responsibility for managing and operating the Georgia RSA 8 Partnership, pursuant to a partnership management agreement dated January 1, 2004.  Under terms of the settlement agreement, the Georgia RSA 8 Partnership is entitled to receive certain operational support services directly from VZW in the event that AWCC terminates the management agreement prior to the end of the term of the transition services agreement between VZW and ATN (see Note 15).  Furthermore, in the event that the management agreement is terminated within 10 years of the effective date of the sale of the Markets to ATN, upon written request from the partners, VZW will enter into a roaming agreement with the Georgia RSA 8 Partnership, at the same terms and conditions as those set forth in the most recent roaming agreement between VZW and ATN in effect at the time that the management agreement is terminated.  Concurrent with the settlement agreement, the Plaintiffs and AWCC agreed to amend the partnership management agreement.  The amendment provides, among other things, that the Georgia RSA 8 Partnership is entitled to receive certain transitional support services including the use of certain trademarks for a specified period of time in the event that the management agreement is terminated by either AWCC or the Georgia RSA 8 Partnership.  The effectiveness of the amendment is also contingent upon the closing of the sale of the Markets to ATN.

14. RELATIONSHIP WITH PARENT, TRUST AND RELATED ENTITIES

Historically, the Markets were managed and operated in the normal course of business with other affiliates of Alltel.  As previously discussed in Note 1, on January 9, 2009, the Markets were transferred to a court-appointed Trust and operate as a part of VZW, under the oversight of the Trust.  As a result, certain revenues and costs have been allocated to the Markets and reflected as revenues or expenses in the standalone combined financial statements.  Management of the Markets consider the allocation methodologies used to be reasonable and appropriate reflections of the related revenues and expenses attributable to the Markets for purposes of the carve-out financial statements; however, the revenues and expenses reflected in the Markets’ combined financial statements may not be indicative of the actual revenues and expenses that would have been incurred during the periods presented if the Markets historically operated as a separate, standalone entity.  In addition, the revenues and expenses reflected in the combined financial statements may not be indicative of related revenues and expenses that will be incurred in the future by the Markets.

Cash Management

The Markets participate in the centralized cash management programs established by the Parent.  The Markets have small cash accounts to support operations outside the normal treasury function and have no other cash or cash equivalents.  Disbursements are made through centralized accounts payable systems which are operated by the Parent.  Cash receipts are transferred to centralized accounts, also maintained by the Parent.  As cash is disbursed and received by the Parent, it is accounted for by the Markets through Net parent investment.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

Allocated Revenues and Costs

Prior to January 9, 2009, Alltel performed several administrative functions on behalf of the Markets and provided shared services as well as use of shared assets to the Markets.  Since January 9, 2009, the Trust provides the administrative functions to the Markets, while legacy Alltel companies continue to provide shared services and the use of shared assets to the Markets.

For the period January 9, 2009 to December 31, 2009 and for the period January 1, 2009 to January 8, 2009, corporate costs have been allocated to the Markets based on number of customers or other specific allocation methodologies.

For the year ended December 31, 2008, for the period November 16, 2007 to December 31, 2007, and for the period January 1, 2007 to November 15, 2007, corporate costs have been allocated to the Markets based on either the four part formula consisting of potential customers, revenues, net property, plant and equipment, and number of customers or other specific allocation methodologies. For embedded markets, allocated charges were based on a pro-rata number of customers after first allocating the charges to the embedded market’s respective operating entity for the period.

The allocated corporate costs included in selling, general and administrative expenses in the combined statements of operations amounted to $75.7 million for the period January 9, 2009 to December 31, 2009; $1.7 million for the period January 1, 2009 to January 8, 2009; $71.5 million for the year ended December 31, 2008; $7.7 million for the period November 16, 2007 to December 31, 2007; and $53.9 million for the period January 1, 2007 to November 15, 2007.  The allocated corporate costs included in cost of services in the combined statements of operations amounted to $1.4 million for the period January 9, 2009 to December 31, 2009; $0.1 million for the period January 1, 2009 to January 8, 2009; $2.7 million for the year ended December 31, 2008; $0.3 million for the period November 16, 2007 to December 31, 2007; and $2.2 million for the period January 1, 2007 to November 15, 2007.

Allocated corporate costs in selling, general and administrative expenses also include depreciation charges related to shared assets, as well as the Markets’ proportionate share of amortization expense related to the trademarks and tradenames, non-compete agreement and roaming agreement intangible assets recorded by Alltel in connection with Alltel’s merger with Atlantis Holdings and subsequently re-valued by VZW in connection with the Acquisition.  Allocated depreciation charges amounted to $4.4 million for the period January 9, 2009 to December 31, 2009; $0.2 million for the period January 1, 2009 to January 8, 2009; $11.9 million for the year ended December 31, 2008; $1.3 million for the period November 16, 2007 to December 31, 2007; and $8.9 million for the period January 1, 2007 to November 15, 2007.  Allocated amortization expense related to the items discussed above amounted to $8.8 million for the period January 9, 2009 to December 31, 2009; $0.1 million for the period January 1, 2009 to January 8, 2009; $6.3 million for the year ended December 31, 2008; and $0.8 million for the period November 16, 2007 to December 31, 2007.  The Markets did not record amortization expense during the period January 1, 2007 to November 15, 2007, because Alltel had not ascribed any value to its tradename prior to the Merger.

In addition to direct sales to customers, equipment sales and cost of products sold include an allocation representing sales of communications products to third party agents and national retailers. Sales to third party agents and the related equipment cost were allocated to the Markets based on agent-related gross customer additions, while sales to national retailers and the related equipment cost were allocated to the Markets based on prepaid gross customer additions.  Sales of communications products to third party agents and national retailers allocated to the Markets were $17.1 million for the period January 9, 2009 to December 31, 2009; $0.3 million for the period January 1, 2009 to January 8, 2009; $15.6 million for the

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

year ended December 31, 2008; $1.0 million for the period November 16, 2007 to December 31, 2007; and $10.7 million for the period January 1, 2007 to November 15, 2007. Cost of equipment related to sales to third party agents and national retailers were allocated the Markets in the same manner as the related revenues and totaled $26.0 million for the period January 9, 2009 to December 31, 2009; $0.6 million for the period January 1, 2009 to January 8, 2009; $21.6 million for the year ended December 31, 2008; $1.5 million for the period November 16, 2007 to December 31, 2007; and $13.4 million for the period January 1, 2007 to November 15, 2007.

Affiliate Revenues and Affiliate Service Costs

The Markets have reciprocal roaming agreements with other operating entities managed by the Parent.  Under these agreements, the Markets recorded roaming revenue from affiliated cellular carriers related to the carriers’ customers placing or receiving calls in the Markets’ service area.  Roaming expenses represent costs charged by affiliated cellular carriers for the Markets’ customers placing and receiving calls in the affiliates’ service areas.

Subsequent to the Acquisition, transactions between the Markets and VZW became affiliated.  During the Predecessor periods, roaming charges between the Markets and VZW markets were accounted for as foreign roaming revenue.  During the Successor period, these charges were accounted for as revenue from affiliated cellular carriers.  Foreign roaming revenue relating to VZW markets amounted to $0.2 million for the period January 1, 2009 to January 8, 2009, $17.8 million for the year ended December 31, 2008, $1.9 million for the period November 16, 2007 to December 31, 2007; and $12.3 million for the period January 1, 2007 to November 15, 2007.  Foreign roaming expense relating to VZW markets amounted to $0.2 million for the period January 1, 2009 to January 8, 2009, $7.6 million for the year ended December 31, 2008, $0.9 million for the period November 16, 2007 to December 31, 2007; and $6.2 million for the period January 1, 2007 to November 15, 2007.

Other Affiliate Transactions

The Markets have agreements with certain affiliates for the provision of services in the normal course of business, including but not limited to direct and office telecommunications and general and administrative services.  In addition, the Markets purchase substantially all infrastructure, equipment and inventory from an affiliate.  Total purchases made by the Markets from this affiliate totaled $107.8 million for the period January 9, 2009 to December 31, 2009; $2.4 million for the period January 1, 2009 to January 8, 2009; $104.5 million for the year ended December 31, 2008; $12.0 million for the period November 16, 2007 to December 31, 2007; and $84.9 million for the period January 1, 2007 to November 15, 2007.  The Markets also incur charges from affiliates for interconnection and toll services.  Charges incurred by the Markets from these affiliates totaled $8.5 million for the period January 9, 2009 to December 31, 2009; $0.2 million for the period January 1, 2009 to January 8, 2009; $7.2 million for the year ended December 31, 2008; $1.3 million for the period November 16, 2007 to December 31, 2007; and $6.8 million for the period January 1, 2007 to November 15, 2007.  Intercompany receivables and payables between the Markets and related or affiliated companies have been accounted for through the Net parent investment account in the combined financial statements.

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

The Markets recorded transfers of property, plant and equipment, at net book value, to affiliates.  Similarly, the Markets recorded transfers of property, plant and equipment, at net book value, from affiliates.  The effects of these non-cash asset transfers have been accounted for through the Net parent investment account in the combined financial statements, and accordingly, are included in the net transfers from / to parent presented within the combined statements of Net parent investment.  A summary of these transfers to/from affiliates was as follows:

	Successor	Predecessor II			Predecessor I
In Thousands	January 9 — December 31, 2009	January 1 — January 8, 2009	Year ended December 31, 2008	November 16 — December 31, 2007	January 1 — November 15, 2007
Transfers In:
Cost	$8,617	$—	$32,612	$—	$44,183
Accumulated depreciation	(379)	—	(10,014)	—	(21,941)
Net transfers in	$8,238	$—	$22,598	$—	$22,242

Transfers out:
Cost	$7,149	$—	$32,509	$—	$33,679
Accumulated depreciation	(222)	—	(10,700)	—	(13,847)
Net transfers out	$6,927	$—	$21,809	$—	$19,832

ALLTEL DIVESTED MARKETS

NOTES TO COMBINED FINANCIAL STATEMENTS

15. SUBSEQUENT EVENTS

On April 26, 2010, VZW completed the sale of the Markets to ATN, pursuant to the terms of the June 9, 2009 sales agreement discussed in Note 1.  The total purchase price was $223 million in cash, which includes $23 million of acquired net working capital.  VZW and ATN have entered into a transition services agreement, the terms of which will provide ATN with certain operational support services for a specified period of time at negotiated prices.  In addition, VZW will provide ATN with voice and data roaming services at negotiated rates in accordance with the terms of a roaming agreement entered into by the companies.

Subsequent events have been evaluated through May 7, 2010, the date of financial statement issuance.